EXHIBIT 99.1
DEARBORN BANCORP, INC. ANNOUNCES COMPLETION OF SALE OF COMMON STOCK
Dearborn, Michigan, November 10, 2006 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR) announced the closing, on November 10, 2006, of the sale by the Company of 2,918,250 shares of its common stock at $20.00 per share. The sale included 218,250 shares sold as part of the over-allotment option granted to the underwriters. The shares were sold in a firm commitment underwritten offering lead managed by Oppenheimer & Co. Inc. and co-managed by Howe Barnes Hoefer & Arnett, Inc. The Company received net proceeds from the offering of approximately $55.1 million, after underwriting discounts and commissions and estimated expenses.
This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Dearborn Bancorp is a registered bank holding company whose subsidiary, Community Bank of Dearborn, has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, Auburn Hills, Ann Arbor, and Saline, Michigan.
Contact: Michael J. Ross, President & CEO at (313) 565-5700 or Jeffrey L. Karafa, CFO at (313) 381-3200